Exhibit 99.1
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
     The Board of Directors has appointed BDO Seidman, LLP as the Company’s independent public accountants for the year ending July 31, 2010. BDO Seidman, LLP has served as the Company’s independent public accountants for the prior twelve fiscal years ended July 31, 2009. The appointment of independent public accountants is not required to be approved by the shareholders.
     Representatives of BDO Seidman, LLP will be present at the annual shareholder meeting on January 5, 2010. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.
Principal Accountant Fees and Services
     The following is a summary of the fees billed to Dynamex Inc by BDO Seidman, LLP for professional services rendered for the fiscal years ended July 31, 2009 and 2008:

	Fiscal 2009	Fiscal 2008
Fee Category	Fees	Fees
Audit Fees	$483,067	$485,005
Audit Related Fees	28,090	24,879

Total Fees	$511,157	$509,884

     Audit Fees. Consists of fees billed for professional services rendered for the audit of Dynamex’ consolidated financial statements, the audit of internal controls over financial reporting (i.e., the Sec. 404 Audit), the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO Seidman, LLP in connection with statutory and regulatory filings or engagements.
     Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Dynamex’ consolidated financial statements and are not reported under “Audit Fees”. These services include audits of Dynamex Domestic Franchising, Inc. and the employee benefit plan and consultations concerning financial accounting and reporting standards.
     There were no other non-audit services performed by BDO Seidman, LLP for the years ended July 31, 2009 and 2008.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
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